UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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OVERNITE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is the text of the press release issued by Overnite Corporation on June 28, 2005.

NEWS	Overnite Corporation
P.O. Box 1216
Richmond, VA 23218-1216
(804) 231-8000

June 28, 2005

Contact:
Ira Rosenfeld, Director, OTC
Corporate Communications
(804) 291-5362
Irosenfeld@overnite.com

FOR IMMEDIATE RELEASE:

OVERNITE CORPORATION SHAREHOLDERS TO CONSIDER UPS MERGER ON AUG. 4

RICHMOND, Va. – The Board of Directors of Overnite Corporation (Nasdaq: OVNT) has set August 4, 2005 as the date of the special meeting of Overnite shareholders to vote on a proposal to approve and adopt the agreement of merger pursuant to which Overnite will become an indirect wholly-owned subsidiary of United Parcel Service, Inc. in a cash transaction valued at approximately $1.25 billion, or $43.25 per share. The special meeting will be held at 11:00 a.m., Richmond, Virginia time, at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia.

Shareholders of record at the close of business on June 27, 2005 are entitled to notice of and to vote on the merger proposal at the special meeting.

A more detailed description of the merger proposal will be included in the definitive proxy statement that Overnite will mail to its shareholders in connection with the merger. It is anticipated that the proposed merger will be completed shortly after approval of the merger proposal by Overnite shareholders at the special meeting and the satisfaction or waiver of customary conditions. Upon the unanimous recommendation of a special committee of the Overnite Board of Directors, the Overnite Board of Directors has unanimously approved and adopted the merger proposal and recommended approval and adoption of the merger proposal by its shareholders.

Overnite Corporation is one of America’s leading less-than-truckload transportation companies. Its principal operating company, Overnite Transportation Company, operates in all 50 states, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico. Its other operating company, Motor Cargo, is a regional, less-than-truckload carrier primarily serving the western United States, Canada and Mexico. Together, they form one of the largest less-than-truckload carriers in the United States with more than 200 service centers.

UPS is the world’s largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS’ stock trades on the New York Stock Exchange (UPS) and can be found on the Web at UPS.com.

Additional information is available at Overnite’s Web site: www.OVNT.com. Overnite’s media contact is Ira Rosenfeld, 804-291-5362. Overnite’s contact for investors is Mike Mahan, 804-231-8852.

# # #

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and Overnite and their management, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including the risks discussed in the companies’ Forms 10-K and other filings with the Securities and Exchange Commission (SEC), which discussions are incorporated herein by reference.

Additional Information about the Merger

In connection with the merger, Overnite has filed with the SEC a definitive proxy statement. In addition, UPS and Overnite will file other relevant documents concerning the merger with the SEC. We urge investors to read the definitive proxy statement and any other relevant documents when they become available because they will contain important information about UPS, Overnite and the merger. Investors will be able to obtain the documents free of charge at the SEC’s Website, http://www.sec.gov. Documents filed by UPS with the SEC can be obtained by contacting UPS at the following address and telephone number: 55 Glenlake Pkwy. NE, Atlanta, GA 30328, 404-828-6000. Documents filed by Overnite with the SEC can be obtained by contacting Overnite at the following address and telephone number: 1000 Semmes Ave., Richmond, VA 23224, 804-231-8852. We urge you to read the definitive proxy statement and any other relevant documents when they become available carefully before making a decision concerning the merger.

Overnite and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Overnite in connection with the merger. Information about the directors and executive officers of Overnite and their ownership of Overnite common stock is set forth in Overnite’s definitive proxy statement, dated June 28, 2005, as filed with the SEC.